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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Wave Systems Corp.:

        We consent to the use of our reports dated March 17, 2008, with respect to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Wave Systems Corp., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

        Our reports dated March 17, 2008 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 3 to the consolidated financial statements, Wave Systems Corp. adopted Statement of Financial Accounting Standards No. 123(R), "Share- Based Payment" effective January 1, 2006, utilizing the modified prospective application transition method.

/s/ KPMG LLP

Boston, Massachusetts
May 30, 2008

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  Exhibit 23.2